Exhibit 10.4

SEPARATION AGREEMENT & RELEASE

                This is an Agreement between Home Depot U.S.A., Inc. (hereinafter “Home Depot” or the “Company”) and Larry M. Mercer (the “Executive”).

WHEREAS, the Company and the Executive intend the terms and conditions of this Agreement to govern all issues related to the Executive’s employment and termination from the Company; and,

WHEREAS, the Executive acknowledges that he has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Agreement; and,

WHEREAS, the Company advises the Executive to consult with a lawyer before signing this Agreement; and,

WHEREAS, the Executive acknowledges that the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and,

WHEREAS, the Executive represents that he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment which have not been terminated as of the date of this Agreement; and,

WHEREAS, the Executive understands that the Company regards the representations by him as material and that the Company is relying on these representations in entering into this  Agreement,

NOW, THEREFORE, the Company and the Executive agree as follows:

1.             Employment Status and Termination Date.  The Executive will be placed on a paid Leave of Absence (“LOA”) commencing on December 1, 2002 and extending through the earlier of either (a) March 1, 2004 or (b) Executive’s acceptance of employment outside the Company.  If Executive accepts other employment before March 1, 2004, the paid LOA will end immediately and Executive will be placed on an unpaid LOA, without pay or benefits, until May 1, 2004. If Executive has not accepted other employment before March 1, 2004, Executive will be placed on the unpaid LOA, without pay or benefits, from March 1, 2004 until May 1, 2004.  Executive’s last day of employment will be May 1, 2004 (“Termination Date”), or as otherwise provided in Paragraph 9 (Breach by Executive) below.  Executive will notify the Company, in writing, as soon as he has accepted employment outside the Company.  Executive shall not accrue any vacation days or credit subsequent to December 1, 2002.

2.                                       Annual Salary.  Executive shall continue at his current salary level during the paid LOA.

3.             Annual Bonus.  Executive will be eligible for a bonus for Fiscal Year 2002.  There is no minimum or guaranteed bonus.  The bonus, if any, will be paid at the same time other officers receive their bonuses.  Executive will not be eligible for any other bonus payments, including any bonus payments relating to Fiscal Year 2003 or Fiscal Year 2004.

4.             Benefits.  The Executive will be eligible to continue to participate in the Company’s health and welfare benefit plans, including the Supplemental Executive Choice Program, during the paid LOA.

5.             Stock Options/Restricted Stock.

(a)          All of Executive’s outstanding, non-vested stock options will vest in accordance with the terms of the original grant except that none of such options shall vest after the Termination Date.  All of Executive’s vested stock options must be exercised within 90 days of the Termination Date.

(b)         The restrictions on Executive’s outstanding shares of restricted stock will lapse in accordance with the terms of the original grant.  The restrictions on 24,000 outstanding shares of restricted stock, originally scheduled to lapse between August 16, 2004 and September 18, 2007, will lapse instead on the Termination Date.  The remainder of Executive’s outstanding shares of restricted stock (30,000 shares) shall be forfeited.

(c)          Executive shall not be eligible to receive any other equity-based awards after the Effective Date set forth in Paragraph 16.

6.             Release of Claims. The Executive and his heirs, assigns, and agents release, waive and discharge the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

(a)          The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

(b)         The Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company he is releasing, and that he understands that he is not presently releasing any future rights or claims that might arise after the Effective Date.

(c)          The Executive further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Executive violates this Release by suing the Company or causing the Company to be sued, the Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in defending against the suit.

7.             Confidential Information.  The Executive acknowledges that through his employment with the Company he has acquired and had access to the Company’s confidential and proprietary business information and trade secrets.  The Executive agrees that the Company may prevent the use or disclosure of its confidential information and proprietary business information and trade secrets and acknowledges that the Company has taken all reasonable steps necessary to protect the secrecy of the information.  “Confidential Information” shall include any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in the Executive’s memory or has been compiled or created by the Executive.  This includes, but is not limited to: technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.  The Executive agrees that he has not and in the future will not use or disclose to any third party Confidential Information, unless compelled by law and after notice to the Company, and further agrees to return all documents, disks, or any other item or source containing Confidential Information, or any other Company property, to the Company on or before December 1, 2002.  If the Executive has any question regarding what data or information would be considered by the Company to be information subject to this provision, the Executive agrees to contact the Executive Vice President, Human Resources for written clarification.

8.             Non-Competition and Non-Solicitation.

(a)          The Executive agrees that he will not, prior to December 1, 2005, enter into or maintain an employment or contractual relationship, either directly or indirectly, to provide executive or managerial services in the same or similar manner as he did for the Company to any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in the United States, Canada, Puerto Rico, Mexico, or any other location in which the Company, its parents, subsidiaries, affiliates or related entities currently conduct business or may conduct business prior to December 1, 2005, without the prior written consent of the Company.  Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Hechinger Investment Company, Inc. (including, but not limited to, Home Quarters, Hechinger, and Builder’s Square); Payless Cashways, Inc.; Dekor; Sears (including, but not limited to, Orchard Supply and Hardware Company); Wal-Mart; Home Base, Inc; and Menard, Inc.

(b)         In the event the Executive wishes to enter into any relationship or employment prior to December 1, 2005 which would be covered by the above non-compete provision, Executive agrees to request written permission from the Executive Vice President, Human Resources of the Company prior to entering any such relationship or employment. The Company may approve or not approve of the relationship or employment at its absolute discretion.

(c)          The Executive agrees that prior to December 1, 2005, he will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Executive Vice President, Human Resources of the Company.

9.             Breach by Executive.  The Company’s obligations to the Executive under this Agreement are contingent on Executive’s performance of his obligations under this Agreement. Any material breach by Executive of this Agreement will result in the immediate cancellation of all Executive’s stock options and restricted stock, the immediate termination of Executive’s employment, as well as entitle the Company to all its other remedies allowed in law or equity, including but not limited to the return of any payments that it made to Executive under this Agreement and the return to the Company of any proceeds Executive received from stock options exercised after December 1, 2002 or from shares of restricted stock where the restrictions lapsed after December 1, 2002.

10.           Executive Availability.

(a)          During the paid LOA, the Executive shall be available to provide services to the Company, as requested and authorized by the Company from time to time, not to exceed forty (40) hours in any given month.  During the unpaid LOA, the Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of the Executive.

(b)         At all times, including after the Termination Date, Executive agrees to cooperate fully with the Company in connection with any and all existing or future litigation, charges, or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Executive’s cooperation necessary.

(c)          In conjunction with Executive’s commitments under subsections (a) or (b) of this paragraph, the Company will reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.

11.           Non-Disparagement.  The Executive agrees that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Executive will be required to reimburse the Company for any and all compensation and benefits paid under the terms of this Agreement and all commitments to make additional payments to the Executive will be null and void.  Executive shall direct any inquiries from prospective employers to the Executive Vice President, Human Resources for verification of his employment with the Company.

12.           Insider Trading. The Executive acknowledges that prior to the Termination Date, he remains subject to the restrictions of the Company’s Insider Trading Policy.  After the Termination Date, the Insider Trading Policy will no longer apply to the Executive.  However, the Executive acknowledges that through his employment with the Company he may have learned material, non-public information regarding the Company.  The federal securities laws prohibit trading by persons while aware of material, non-public information.  The Executive should seek advice of his legal counsel prior to conducting any transactions in the Company’s stock if the Executive thinks he may possess such information.

13.           Future Employment. The Executive hereby understands and agrees that he will not be re-employed by the Company in the future and that Executive will never knowingly apply to the Company, its subsidiaries, affiliates, parents or divisions for any job or position in the future.

14.           Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

15.           Right to Revoke this Agreement. The Executive may revoke this Agreement in writing within seven (7) days of signing it. The Agreement will not take effect until the Effective Date. If the Executive revokes this Agreement, all of its provisions shall be void and unenforceable.

16.           Effective Date. The Effective Date shall be the day after the end of the revocation period described in Paragraph 15.

17.           Confidentiality. The Executive shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Executive’s spouse and the Executive’s legal or financial advisor, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Executive disclose or produce this Agreement or any terms or conditions thereof, the Executive shall immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

18.           Arbitration.  Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement (“arbitrable dispute”) will be submitted for final and binding arbitration in Delaware before an experienced employment arbitrator licensed to practice law in Delaware and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such claim or dispute.  The decision of the arbitrator shall be final and binding and judgment on the award may be entered in any court of competent jurisdiction.  Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any arbitrable dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages as allowed by law, including but not limited to reasonable attorneys’ fees, costs and expenses incurred as a result of such action.  This paragraph is not applicable to claims of violation of Paragraphs 7, 8, 11 or 17 (Confidential Information; Non-Competition and Non-Solicitation; Non-Disparagement; Confidentiality) of this Agreement.

19.           Non-Assignment.  The Executive represents and warrants that as of the date of this Agreement he has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim.  Executive hereby agrees to indemnify and hold the Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys’ fees, causes of action or judgments based on or arising out of any such assignment or transfer.

20.           Entire Agreement. This Agreement constitutes the entire understanding between the parties. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by the Executive and an authorized executive or agent of the Company.

21.           Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof.  Executive and the Company hereby irrevocably submit to the exclusive concurrent jurisdiction of the courts of Delaware.  Executive and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to accept service of legal process in Delaware.

                The Executive understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.

Home Depot U.S.A., Inc.

By:	/s/ Dennis Donovan	9/16/2002
	Dennis Donovan	Date

	/s/ Larry M. Mercer	10/7/2002
	Larry M. Mercer	Date